Filed Pursuant To Rule 433

Registration No. 333-180974

May 8, 2013

PerhaPs they should Just stamP “nonconformist” on each bar. For many, gold investments break the mold. That’s because they generally don’t behave like other investments. The reason gold may act like nothing else is because it’s typically not tied to the ups and downs of traditional equity markets.* With SPDR® Gold Shares, you also have a precise way to add gold to your portfolio since GLD is 100% backed by physical gold. Learn more about an investment that has diversification written all over it. Scan the QR code with your smartphone or visit us at spdrs.com/GLD for details. *Over the 10-year period ending March 31, 2013, gold’s correlation with the S&P 500® has been 0.09 with 0 being uncorrelated and 1 being perfectly correlated (Sources: StyleADVISOR, SSGA, March 31, 2013). Important Information Relating to SPDR Gold Trust: (including a prospectus) with the Securities and Exchange Commission (“SEC”) The SPDR for the Gold offering Trust to (“GLD”) which has this communication filed a registration relates. statement Before you information invest, you about should GLD and read this the offering. prospectus You may in that get registration these documents statement for free and by other visiting documents EDGAR on GLD the SEC has filed website with at the www. SECsec. forgov more or by complete visiting www.spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 1-866-320-4053. ETF’s trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETF’s net asset value. Brokerage com- missions and GLD expenses will reduce returns. Diversification does not assure a profit and may not protect against investment loss. Investing in commodities entails significant risk and is not appropriate for all investors. by “SPDR” State is Street a registered Corporation trademark or its affiliates of Standard is sponsored, & Poor’s endorsed, Financial Services sold or promoted LLC (“S&P”) by S&P and or has its been affiliates, licensed and for S&P use and by its State affiliates Street make Corporation. no representation, No financial warranty product or offered condi- tion regarding the advisability of buying, selling or holding units/shares in such products. Further limitations that could affect investors’ rights may be found in GLD’s prospectus. For more information: State Street Global Markets, LLC, One Lincoln Street, Boston, MA, 02111 866.320.4053 www.spdrgoldshares.com. Not FDIC Insured – No Bank Guarantee – May Lose Value IBG-6538

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.